EXHIBIT 99.1

Royal Gold Provides Update from Teck Resources on the Resumption of Operations at the Carmen de Andacollo Mine

DENVER, COLORADO.    December 5, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company”) announced today that Teck Resources Limited (“Teck”) provided an update on the resumption of operations at its Carmen de Andacollo (“Andacollo”) operation in Chile.

Teck reported today that the Andacollo Workers Union ratified a new 36-month collective agreement.  The benefits of the agreement are effective as of December 5, 2019, and operations at Andacollo have now resumed.  As previously reported by Teck,  operations, with the exception of essential activities to maintain safety and the environment, were suspended when the Workers’ Union commenced strike action on October 14, 2019.

Royal Gold owns the right to purchase 100% of the payable gold produced from Andacollo until 900,000 ounces have been delivered, and 50% of the payable gold thereafter, for a cash purchase price of 15% of the monthly average gold price for the month preceding the delivery date.  Gold production from Andacollo contributed approximately 55,000 ounces and 16.4% of total revenue, to Royal Gold in the fiscal year ended June 30, 2019.  The impact of the strike on Royal Gold is expected to be reflected with the June 2020 quarterly results, as gold deliveries are generally received from Andacollo within six months of concentrate shipment.

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams,  royalties, and similar production-based interests.  At September 30, 2019, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 16 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”   The Company’s website is located at www.royalgold.com.

For further information, contact:

Alistair Baker

Director, Business Development

(720) 554-6995

EXHIBIT 99.1

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include the expected impact of the suspension and subsequent resumption of operations at Andacollo on the Company’s financial results.    Factors that could cause actual results to differ materially from projections and estimates include, among others, delays in production, concentrate shipment and/or delivery of gold from Andacollo; precious metals, copper and nickel prices; production from the Company's stream and royalty properties; errors or disputes in calculating or accounting for stream and royalty deliveries and payments, or deliveries and payments not made in accordance with streaming and royalty agreements; counterparty failure to perform under contracts for sales of metal; economic and market conditions; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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